Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Sachem Capital Corp.

We hereby consent to the incorporation by reference in the Registration Statements of Sachem Capital Corp. (the “Company”) on Form S-8 (#333-226197), on Form S-3 (#333-227906), on Form S-3 (#333-236097), on Form S-3 (#333-256940) and on Form S-3 (#333-262859) of our report dated March 30, 2022, on the balance sheets of the Company as of December 31, 2021 and 2020, and the related statements of comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, as appearing in the annual report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Hoberman & Lesser CPA’s, LLP
Hoberman & Lesser CPA’s, LLP

New York, New York

March 30, 2022